Product supplement BC To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated September 29, 2009 Securities Act of 1933, Rule 424(b)(2)

Equity Basket Notes Linked to a Basket of Exchange Traded Funds

General

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Deutsche Bank AG may offer and sell Equity Basket Notes Linked to a Basket of Exchange Traded Funds (“notes”) from time to time. This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

•	The notes are senior unsecured obligations of Deutsche Bank AG.

•	Coupon payments on the notes are linked to a basket of exchange traded funds, as described below.

•	For important information about tax consequences, see “U.S. Federal Income Tax Consequences” in this product supplement.

•	The notes will be issued in denominations that will be specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	Investing in the notes is not equivalent to investing in any exchange traded fund or the stocks underlying an exchange traded fund.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 6 of this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

September 29, 2009

In making your investment decision, you should rely only on the information contained or incorporated by reference in the underlying supplement and pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SUMMARY TERMS

Principal Amount	With respect to each note, the denomination of the note, which may be $10, $100, $1,000 or another amount per note, as specified in the relevant pricing supplement.

Basket	A basket of exchange traded funds designated in the relevant pricing supplement accompanying this product supplement (each a “Basket Fund”).

Issue Price	100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement.

Payment at Maturity	At maturity, you will be entitled to receive, for each Principal Amount note that you hold, an amount in cash equal to the Principal Amount plus the final Coupon Payment, if any.

Coupon Payments	On each Coupon Payment Date, you will be entitled to receive an amount in cash, which may equal zero, per note Principal Amount equal to:

If any Fixed Coupon Payment Date is specified in the relevant pricing supplement, on each Fixed Coupon Payment Date

•	the Principal Amount times the Fixed Coupon Payment Percentage specified in the relevant pricing supplement.

On each Variable Coupon Payment Date:

•	the Principal Amount times the applicable Variable Coupon Payment Percentage, calculated as provided below or in the relevant pricing supplement.

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of Deutsche Bank Securities Inc. (“DBSI”). Any offering in which DBSI participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

Definitions	The following defined terms may be used in calculating the Coupon Payments, if any, on your notes:

Annual Contribution

Unless otherwise specified in the relevant pricing supplement, with respect to each Basket Fund on each Variable Coupon Observation Date, an amount equal to the Basket Fund Return for such Basket Fund, provided that:

•	the Annual Contribution will be the Maximum Annual Contribution if the Basket Fund Return for such Basket

Fund is greater than the Maximum Annual Contribution and

•	the Annual Contribution will be the Minimum Annual Contribution if the Basket Fund Return for such Basket Fund is less than the Minimum Annual Contribution.

Basket Fund Return	With respect to each Basket Fund, on each Variable Coupon Observation Date:

Final Annual Share Price – Initial Share Price

Initial Share Price

Closing Price	For one share of each Basket Fund on any trading day:

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if such Basket Fund is listed or admitted to trading on a national securities exchange, the last reported sale price for one share of the Basket Fund, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Fund is listed or admitted to trading, or

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if the Fund is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Basket Fund of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board operated by the Financial Institution Regulatory Authority on such day, or

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if such Basket Fund is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Basket Fund of the principal trading session on the OTC Bulletin Board on such day.

Contribution Average

With respect to each Variable Coupon Observation Date, the average of the Annual Contributions of all Basket Funds multiplied by the Fund Weighting for each Basket Fund, which is equal for each Basket Fund unless otherwise specified in the relevant pricing supplement.

Coupon Payment Dates	The date or dates on which you may receive a Coupon Payment, which may be quarterly, semi-annually, or annually, or such other frequency as specified in the relevant pricing supplement.

Final Annual Share Price

With respect to each Basket Fund, the Closing Price of one share of such Basket Fund on the relevant Variable Coupon Observation Date. In certain circumstances, the Final Annual Share Price will be subject to anti-dilution adjustments as described under “Description of Notes — Anti-dilution Adjustments.”

Fixed Coupon Payment Date	A Coupon Payment Date on which you will receive a fixed Coupon Payment as specified in the relevant pricing supplement.

Fixed Coupon Payment Percentage	For each Fixed Coupon Payment Date, the percentage of the Principal Amount paid as a coupon.

Fund Adjustment Factor

Unless otherwise specified in the relevant pricing supplement, the Fund Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Fund. See “Description of Notes — Anti-dilution Adjustments.”

Fund Weighting

With respect to each Basket Fund, a fixed percentage or fraction as specified in the relevant pricing supplement. The relevant pricing supplement will specify either (i) the weight of each Basket Fund in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Fund will be determined. Unless specified otherwise in the relevant pricing supplement, the Fund Weighting will be equal for each Basket Fund.

Initial Share Price	With respect to each Basket Fund, the Closing Price of one share of a Basket Fund on the Trade Date, or such other date specified in the relevant pricing supplement.

Maturity Date

The date specified in the relevant pricing supplement. The Maturity Date of the notes is subject to postponement as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates.”

Maximum Annual Contribution	The maximum Annual Contribution of any individual Basket Fund, specified in the relevant pricing supplement.

Minimum Annual Contribution	The minimum Annual Contribution of any individual Basket Fund, specified in the relevant pricing supplement.

Trade Date	The date specified in the relevant pricing supplement.

Variable Coupon Observation Dates

With respect to an issuance of notes, the date or dates specified in the relevant pricing supplement; provided that if a Market Disruption Event occurs on any scheduled Variable Coupon Observation Date or the scheduled Variable Coupon Observation Date is not otherwise a Business Day, the Variable Coupon Observation Date will be subject to postponement for up to five Business Days. See “Description of Notes — Coupon Payments” in this product supplement.

Variable Coupon Payment Date	A Coupon Payment Date on which you may receive a Coupon Payment depending on the performance of the Basket Funds, calculated as discussed above under “— Coupon Payments.”

Variable Coupon Payment Percentage	With respect to each Variable Coupon Observation Date, an amount equal to the greater of zero and the Contribution Average on the corresponding Variable Coupon Observation Date.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not guarantee any coupon payments and your principal is protected only at maturity. Investing in the notes is not equivalent to investing directly in any Basket Fund. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt notes. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, prospectus and the relevant pricing supplement before you decide that an investment in the notes is suitable for you.

You may not receive any Coupon Payment on Variable Coupon Payment Dates.

The notes do not guarantee any Coupon Payment on Variable Coupon Payment Dates. The coupon paid on such dates, if any, will depend on the performance of the Basket Funds but is limited, as discussed below, to the Maximum Annual Contribution. Your Coupon Payments on the notes may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, because of the way in which the coupons are calculated. The return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Payments on the notes are subject to Deutsche Bank’s creditworthiness.

Although the return on the notes will be based on the performance of the Basket Funds, the payment of any amount due on the notes, including any coupon payment and repayment of principal at maturity, is subject to the credit risk of Deutsche Bank. An actual or anticipated downgrade in Deutsche Bank’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the market value of the notes. As a result, our actual and perceived creditworthiness will affect the market value of the notes, and in the event we were to default on our obligations, you may not receive any amount owed to you under the terms of the notes.

The contribution of any particular Basket Fund to a Coupon Payment is limited, regardless of the Basket Fund’s performance.

The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution, regardless of the Basket Fund’s performance. The annual contribution of each Basket Fund will be averaged in determining the Contribution Average, which is used in determining the Coupon Payment on Variable Coupon Payment Dates. As a result, the return on the notes may be significantly less than the return you would have received if you had invested directly in the Basket Funds.

Your Coupon Payment on any Variable Coupon Payment Date is limited to the highest Contribution Average which derives from the Maximum Annual Contribution of all of the Basket Funds.

The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution. Therefore, the highest coupon due on any Variable Coupon Payment Date will be the Contribution Average which is determined by taking the average of the Maximum Annual Contribution of all of the Basket Funds.

Changes in the value of the Basket Funds may offset each other.

Coupons on Variable Coupon Payment Dates are linked to a Basket of Basket Funds. Price movements in the Basket Funds may not correlate with each other. At a time when the prices of some of the Basket Funds increase, the price of other Basket Funds may not increase as much or may decline. Therefore, in calculating the Contribution Average, increases in the price of some of the Basket Funds may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Funds.

You may not receive any Coupon Payment on Variable Coupon Payment Dates even when the Basket as a whole has appreciated because the Maximum Annual Contribution and the Minimum Annual Contribution may not be of the same size.

The Minimum Annual Contribution may have a greater absolute value than the Maximum Annual Contribution. Therefore, a large positive Basket Fund Return by one Basket Fund may contribute less to the Contribution Average than a smaller (in absolute value) negative Basket Fund Return by another Basket Fund deducts from the Contribution Average. For example, the Minimum Annual Contribution may be -25% and the Maximum Annual Contribution may be 10%. One Basket Fund may have a Basket Fund Return of 100%, a second Basket Fund may have a Basket Fund Return of -15%, and the rest of the Basket Funds may have Basket Fund Returns of 0%. In such a case, the positively performing Basket Fund will have an Annual Contribution of 10%, the negatively performing Basket Fund will have an Annual Contribution of -15%, and the remainder of the Basket Funds will have Annual Contributions of 0%, resulting in a negative Contribution Average. This would result in no coupon on the relevant Variable Coupon Payment Date, even if the overall Basket Fund performance is positive.

Your Coupon Payment on the Fixed Coupon Payment Dates, if any, will not be determined with reference to the performance of the Basket Funds.

The coupon payments on the Fixed Coupon Payment Dates, if any, are fixed and do not depend on the performance of the Basket Funds. As a result, the coupon payments on the Fixed Coupon Payment Dates will not reflect any appreciation of the Basket Funds. The first Variable Coupon Percentage Payment will not be determined with reference to the performance of the Basket Funds during a fixed coupon period and therefore the Maximum Annual Contribution will not be “locked in” for subsequent coupon periods even if the return on any Basket Fund equals or exceeds the Maximum Annual Contribution during such fixed coupon period. Rather, on the first Variable Coupon Payment Date, the Variable Coupon Percentage Payment will equal the greater of (i) zero, or another quantity specified in the relevant pricing supplement, and (ii) the Contribution Average on the first Variable Coupon Observation Date.

Decreases in the price of the Basket Funds over the term of the note, including during any fixed Coupon Payment period, will limit any coupon payable on the notes.

The Basket Fund Return on any Variable Coupon Observation Date is calculated using the Initial Share Price of each Basket Fund, which is determined on the Trade Date. As a result, decreases in the price of a Basket Fund from its initial price may limit the Annual Contribution in subsequent periods.

The Final Annual Share Price may be less than the Closing Price on the Variable Coupon Payment Date or at other times during the term of the notes.

Because the Final Annual Share Price used to determine the Coupon Payment, if any, on a Variable Coupon Payment Date is calculated based on the Closing Price on the Variable Coupon Observation Date, the price of the Basket Funds on the Variable Coupon Payment Dates or at

other times during the term of the notes could be higher than the Final Annual Share Price. This difference could be particularly large if there is a significant increase in the price of any Basket Fund after the Variable Coupon Observation Dates, if there is a significant decrease in the price of any Basket Fund around the time of the Variable Coupon Observation Date, or if there is significant volatility in the price of any Basket Fund during the term of the notes (especially on dates near the Variable Coupon Observation Dates). For example, if the prices of Basket Funds increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Share Price, the Basket Fund Return, and thus the payment on a Variable Coupon Payment Date, may be significantly less than if it were calculated on a date earlier than the applicable Variable Coupon Observation Date. Under these circumstances, you may receive a lower Coupon Payment than you could have received if the Variable Coupon Observation Date were earlier.

Secondary trading may be limited.

There may be little or no secondary market for the notes. We do not intend to list the notes on any securities exchange. Even if there is a secondary market, it may not provide significant liquidity. Deutsche Bank AG may act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG is willing to buy the notes. If, at any time, Deutsche Bank AG were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and Deutsche Bank AG were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.

While the Payment at Maturity, if any, described in this product supplement is based on the full Principal Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The market price, if any, of the notes may be influenced by many unpredictable factors.

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which Deutsche Bank AG may be willing to purchase or sell the notes in the secondary market, including:

•	the value of the Basket Funds at any time, including on the Variable Coupon Observation Dates;

•	the volatility (frequency and magnitude of changes in value) of the Basket Funds;

•	interest and yield rates in the market generally and in the markets of the Basket Funds;

•	the dividends paid (if any) on the stocks underlying the Basket Funds;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the underlying stocks held within the Basket Funds;

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geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks underlying the Basket Funds or stock markets generally and which may affect the Final Annual Share Prices;

•	if the Basket Fund is quoted in a foreign currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the Basket Fund is traded;

•	the time remaining until the notes mature; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the Principal Amount if, at the time of sale the Basket Funds are at or below the Initial Share Price(s).

You cannot predict the future performance of the Basket Funds based on historical performance. There can be no assurance that the price of the Basket Funds will increase so that you will receive any coupons on the Variable Coupon Payment Dates. Nor can there be any assurance that the price of the Basket Funds will not increase by more than the Maximum Annual Contribution. In such a scenario the contribution of such a Basket Fund to your coupon, if any, will be capped.

The notes are designed to be held to maturity.

The notes are not designed to be short-term trading instruments. You will receive the Principal Amount of the notes, as well as the final Coupon Payment, if any, at maturity, subject to the credit of the Issuer. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the Principal Amount, even in cases where the prices of Basket Funds have appreciated since the date of the issuance of the notes. The potential returns described in any pricing supplement assume that your notes are held to maturity.

Investing in the notes is not equivalent to investing in the Basket Funds.

Investing in the notes is not equivalent to investing in the Basket Funds. The Coupon Payments you receive on Variable Coupon Payment Dates will be based on the Closing Price of the Basket Funds only on the specified Variable Coupon Observation Dates, and even then will be subject to a cap through the Maximum Annual Contribution. As an investor in the notes, you will not have voting rights or receive dividends or other distributions or any other rights with respect to the Basket Funds.

For notes linked to the performance of a Basket Fund that invests in foreign stocks, an investment in the notes is subject to risks associated with non-U.S. securities markets.

An investment in the notes linked to the value of a Basket Fund representing interests in non-U.S. equity securities involves risks associated with the securities markets in those countries where the relevant non-U.S. equity securities are traded, including risks of market volatility, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies.

The prices of notes in non-U.S. markets may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

For notes linked to the performance of a Basket Fund that invests in foreign stocks, fluctuations in exchange rates will affect your investment.

There are significant risks related to an investment in a note that is linked to a Basket Fund that invests in foreign stocks, which is quoted and traded in U.S. dollars and represents equity securities that are quoted and traded in a foreign currency. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity securities on non-U.S. securities markets and, as a result, may affect the market price of the Basket Fund, which may consequently affect the value of the notes. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. In addition, a Basket Fund that invests in foreign stocks may trade differently from their underlying equity securities.

We do not control the Basket Funds or the component stocks underlying any equity based Basket Fund.

Except as we may otherwise describe in the relevant pricing supplement, we will not be affiliated with any of the companies whose stocks are included in any equity based Basket Fund. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the component stocks underlying the Basket Fund or your notes. None of the money you pay us will go to the Fund Sponsor (except where we are the Fund Sponsor) or any of the companies included in the Basket Fund, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

In the case of Basket Funds, the policies of the sponsor of the Fund and changes that affect the Basket Fund or any index on which the Basket Fund may be based could adversely affect the amount payable on your notes and their market value.

The policies of the sponsor of a Basket Fund (the “Fund Sponsor”) concerning the calculation of the Basket Fund’s net asset value, additions, deletions or substitutions of securities in the Fund and the manner in which changes affecting any relevant index are reflected in the Basket Fund could affect the market price of the shares of the Basket Fund and, therefore, the amount payable on the notes at maturity and the market value of the notes before that date. The amount payable on the notes and its market value could also be affected if the Fund Sponsor changes these policies, for example, by changing the manner in which it calculates the Basket Fund’s net asset value, or if the Fund Sponsor discontinues or suspends calculation or publication of the Basket Fund’s net asset value, in which case it may become difficult to determine the market value of the notes. If events such as these occur or if the Closing Price of the Basket Fund is not available on the relevant Variable Coupon Observation Dates because of a Market Disruption Event or for any other reason, the calculation agent may determine the Closing Price of the Basket Fund on the relevant Variable Coupon Observation Date and thus the coupons payable on the Coupon Payment Dates and the Maturity Date in a manner it considers appropriate in its sole discretion. We describe the discretion that the calculation agent will have in determining the Closing Prices on the Variable Coupon Observation Dates and the amount payable on the notes more fully below under “Description of Notes — Anti-dilution Adjustments.”

Anti-dilution protection is limited.

The calculation agent will make adjustments to the Share Adjustment Factor, Final Annual Share Price or Initial Share Price for certain adjustment events (as defined below) affecting the Basket Funds, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. See “Description of Notes — Anti-dilution Adjustments” for further information.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

Deutsche Bank AG and other affiliates of ours may trade the Basket Funds, the stocks underlying the Basket Funds and financial instruments related to the Basket Funds and the stocks underlying the Basket Funds on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also underwrite or assist unaffiliated entities in the issuance or underwriting of the Basket Funds and the stocks underlying the Basket Funds, and may issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Basket Funds and the stocks underlying the Basket Funds. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of the Basket Funds and, accordingly, could affect the value of the notes and the payment you receive at maturity.

We or our affiliates may currently or from time to time engage in business with the issuers of the Basket Funds and the issuers of the stocks underlying the Basket Funds, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Funds and the stocks underlying the Basket Funds, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the Basket Funds and the stocks underlying the Basket Funds. Any prospective purchaser of notes should undertake an independent investigation of the Basket Funds and the stocks underlying the Basket Funds as is in its judgment appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the Basket Funds. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the Basket Funds and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, Initial Share Prices, Closing Prices, Final Annual Share Prices, Basket Fund Returns, Annual Contributions, Contribution Averages, Variable Coupon Payment Percentages, Coupon Payments, any anti-dilution adjustments and the Payment at Maturity. The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests, as an owner of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining Initial Share Prices, Closing Prices, Final Annual Share Prices, Basket Fund Returns, Annual Contributions, Contribution Averages, Variable Coupon Payment Percentages, Coupon Payments, Payments at Maturity or whether a Market Disruption Event has occurred.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Fund Return or Variable Coupon Payment Percentage, as applicable, and calculating the amount, if any, that we are required to pay you on any Coupon Payment Date. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Variable Coupon Observation Dates and the Maturity Date will be postponed and your return will be adversely affected.

If the final Variable Coupon Observation Date is postponed to the Fifth Day as described above, but a Market Disruption Event occurs or is continuing on that day with respect to a particular Basket Fund, that day will nevertheless be the final Variable Coupon Observation Date for that particular Basket Fund. If the closing price of such Basket Fund is not available on the last possible final Variable Coupon Observation Date either because of a Market Disruption Event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the Closing Price of such Basket Fund that would have prevailed in the absence of the Market Disruption Event or such other reason. See “Description of Notes — Coupon Payments — Postponement of Variable Coupon Observation Dates.”

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the notes.

Deutsche Bank AG and other affiliates of ours will carry out hedging activities related to the notes (and possibly related to other instruments linked to the Basket Funds), including trading in the stocks that constitute the Basket Funds as well as in other instruments related to the Basket Funds. Deutsche Bank AG and some of our other subsidiaries also trade the Basket Funds and other financial instruments related to the Basket Funds on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially affect the Initial Share Prices and, therefore, could increase the price at which the Basket Funds must close on each Variable Coupon Observation Date before you receive a coupon on such Variable Coupon Payment Date. Additionally, such hedging or trading activities during the term of the notes could adversely affect the value of the Basket Funds on Variable Coupon Observation Dates, and, accordingly, the amount of cash, if any, you will receive on any Variable Coupon Payment Date.

The notes are not expected to be listed on any security exchange and you may face very limited liquidity for the notes.

The notes are not expected to be listed on any securities exchange. Deutsche Bank Securities Inc. may offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank Securities Inc. may be willing to buy the notes.

If the term of the notes is one year or less, the notes will be treated as short-term debt obligations for U.S. federal income tax purposes.

If the term of the notes is one year or less, the notes will be treated as “short-term debt obligations” for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of such notes or similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (the “IRS”). As a result, certain aspects of the tax treatment of an investment in the notes are unclear. See “U.S. Federal Income Tax Consequences” for additional discussion regarding the U.S. federal income tax treatment of the notes.

If the term of the notes is more than one year, the notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Generally, if the term of the notes is more than one year, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments to reflect the difference, if any, between the actual and projected amount of the contingent payments on the notes. In addition, any income recognized upon a sale, exchange or retirement of the notes will be treated as interest income for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences” for additional discussion regarding the U.S. federal income tax treatment of the notes.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus, any relevant underlying supplement and the relevant pricing supplement. The term “note” refers to one of our Equity Basket Notes Linked to a Basket of Exchange Traded Funds.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to a basket (the “Basket”) of exchange traded funds (each a “Basket Fund” and collectively the “Basket Funds”). The notes are a series of notes referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar.

The notes are principal protected at maturity and may pay periodic coupons, based on (i) a fixed percentage of the Principal Amount and/or (ii) the performance of the Basket Funds, as more fully described below.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations that will be specified in the relevant pricing supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

The specific terms of the notes will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus, prospectus supplement and any underlying supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus, prospectus supplement and any relevant underlying supplement, the terms described in the relevant pricing supplement will control.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to the applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of notes to the extent applicable:

•	the Issue Price (price to public);

•	the Principal Amount per note;

•	the aggregate Principal Amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the Basket Funds;

•	the stated Maturity Date and any terms related to any extension of the Maturity Date not otherwise set forth in this product supplement;

•	the stated Fixed Coupon Payment Dates, if any, and any terms related to any extension of the Fixed Coupon Payment Dates not otherwise set forth in this product supplement;

•	any Fixed Coupon Payment Percentage;

•	the stated Variable Coupon Payment Dates and any terms related to any extension of the Variable Coupon Payment Dates not otherwise set forth in this product supplement;

•	the stated Variable Coupon Observation Date corresponding to each Variable Coupon Payment Date;

•	the Maximum Annual Contribution;

•	the Minimum Annual Contribution;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated Maturity Date, and the terms of any redemption or repayment;

•

if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the Principal Amount and premium, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including historical exchange rates as against the U.S. dollar;

•	whether the notes will be listed on any stock exchange; and

•	any other terms on which we will issue the notes.

Certain Definitions. We have defined some of the terms that we use frequently in this product supplement below:

“Annual Contribution,” unless otherwise specified in the relevant pricing supplement, means an amount used in the determination of the coupon paid on any Variable Coupon Payment Date, if any, and calculated as discussed below under “Description of Notes — Coupon Payments on any Variable Coupon Payment Date.”

“Basket” means the collection of Basket Funds specified in the relevant pricing supplement.

“Basket Fund” means each of the exchange traded funds specified in the relevant pricing supplement.

“Business Day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Closing Price” for one share of any Basket Fund (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•

if such Basket Fund is listed or admitted to trading on a national securities exchange, the last reported sale price for one share of the Basket Fund, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on which such Basket Fund is listed or admitted to trading, or

•

if the Fund is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Basket Fund of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board operated by the Financial Institution Regulatory Authority on such day, or

•

if such Basket Fund is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Basket Fund of the principal trading session on the OTC Bulletin Board on such day, or

•

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the shares of the Fund (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

“Contribution Average” means, with respect to each Variable Coupon Observation Date, the average of the Annual Contributions of all Basket Funds multiplied by the Fund Weighting for each Basket Fund, which is equal for each Basket Fund unless otherwise specified in the relevant pricing supplement.

“Coupon Payment Dates” means the date or dates on which you may receive a Coupon Payment, which may be quarterly, semi-annually, or annually, or such other frequency as specified in the relevant pricing supplement.

“Final Annual Share Price,” with respect to each Basket Fund, means the Closing Price of one share of such Basket Fund on the relevant Variable Coupon Observation Date. In certain circumstances, the Final Annual Share Price will be subject to anti-dilution adjustments as described under “Description of Notes — Anti-dilution Adjustments.”

“Fixed Coupon Payment Date” means a Coupon Payment Date on which you will receive a fixed Coupon Payment as specified in the relevant pricing supplement.

“Fixed Coupon Payment Percentage,” with respect to each Fixed Coupon Payment Date, means the percentage of the Principal Amount paid as a coupon.

“Fund Adjustment Factor” will be, unless otherwise specified in the relevant pricing supplement, set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Fund. See “Description of Notes — Anti-dilution Adjustments.”

“Fund Weighting,” with respect to each Basket Fund, will be a fixed percentage or fraction as specified in the relevant pricing supplement, provided that the sum of the Fund Weightings for all Basket Funds will equal 100% or 1, as applicable. The relevant pricing supplement will specify either (i) the weight of each Basket Fund in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Fund will be determined. Unless specified otherwise in the relevant pricing supplement, the Fund Weighting will be equal for each Basket Fund.

“Initial Share Price” means the Closing Price of one share of a Basket Fund on the Trade Date, or such other date specified in the relevant pricing supplement.

“Issue Price” means the amount per note specified in the relevant pricing supplement and will equal 100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement.

“Market Disruption Event” means, with respect to a Basket Fund (or any other security for which a Closing Price must be determined), a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in any Basket Fund or any instrument related to any Basket Fund or to adjust or unwind all or a material portion of any hedge position in any Basket Fund with respect to the notes:

•

the occurrence or existence of a suspension, material limitation or absence of trading of any Basket Fund (or such other security) on the primary market for such Basket Fund (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

•

a breakdown or failure in the price and trade reporting systems of the primary market for any Basket Fund (or such other security) as a result of which the reported trading prices for such Basket Fund (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying or Basket Component (or the relevant successor Underlying or Basket Component) or an index which underlies a Fund (or its relevant successor) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•

a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying or Basket Component (or the relevant successor Underlying or Basket Component) or an index which underlies a Fund (or its relevant successor) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•

a suspension, material limitation or absence of trading on the primary exchange or market for trading in futures or options contracts related to any Basket Fund (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

•	a decision to permanently discontinue trading in the related futures or options contract; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in any Basket Fund or any instrument related to any Basket Fund or to adjust or unwind all or a material portion of any hedge position in any Basket Fund with respect to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary exchange or market for trading in futures or options contracts related to the Basket Fund (or such other security),

•

limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on any Basket Fund (or such other security) by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to any Basket Fund (or such other security), as determined by the calculation agent in its sole discretion.

A “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to any Basket Fund (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Maturity Date” means the date specified in the relevant pricing supplement, subject to extension if such day is not a Business Day or if the final scheduled Variable Coupon Observation Date is postponed in accordance with the definition thereof.

“Maximum Annual Contribution” means the maximum Annual Contribution of any individual Basket Fund, specified in the relevant pricing supplement.

“Minimum Annual Contribution” means the minimum Annual Contribution of any individual Basket Fund, specified in the relevant pricing supplement.

“Original Issue Date” means the date specified in the relevant pricing supplement on which a particular issuance of securities will be issued.

“Payment at Maturity” means the payment due at maturity with respect to each note, as described under “— Payment at Maturity” below.

“Principal Amount” means, with respect to each note, the denomination of the note, which may be $10, $100, $1,000 or another amount per note, as specified in the relevant pricing supplement.

“Relevant Exchange” means the primary U.S. exchange or market for trading for a Basket Fund (or any security for which a Closing Price must be determined).

“Trade Date” means the date specified in the relevant pricing supplement.

“Trading Day” means a day for each Basket Fund, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, on which a Market Disruption Event has not occurred.

“Variable Coupon Observation Date” means, with respect to an issuance of notes, the date or dates specified in the relevant pricing supplement; provided that if a Market Disruption Event occurs on any scheduled Variable Coupon Observation Date or the scheduled Variable Coupon Observation Date is not otherwise a Business Day, the Variable Coupon Observation Date for any disrupted Basket Fund will be subject to postponement for up to five Business Days. See “Description of Notes — Coupon Payments” in this product supplement.

“Variable Coupon Payment Date” means a Coupon Payment Date on which you may receive a Coupon Payment depending on the performance of the Basket Funds, calculated as discussed above under “— Coupon Payments.”

References in this product supplement to “U.S. dollar,” “U.S.$” or “$” are to the currency of the United States of America.

Other terms of the securities are described in the following paragraphs.

Payment at Maturity

At maturity, you will be entitled to receive, for each Principal Amount note that you hold, an amount in cash equal to the Principal Amount plus the final Coupon Payment, if any.

Coupon Payments

On each Coupon Payment Date, you will be entitled to receive an amount in cash, which may equal zero, per note Principal Amount equal to:

If any Fixed Coupon Payment Date is specified in the relevant pricing supplement, on each Fixed Coupon Payment Date:

•	the Principal Amount times the applicable Fixed Coupon Payment Percentage specified in the relevant pricing supplement

On each Variable Coupon Payment Date:

•	the Principal Amount times the applicable Variable Coupon Payment Percentage

Variable Coupon Payment Percentage:

With respect to each Variable Coupon Observation Date, an amount equal to:

On each Variable Coupon Payment Date:

•	the greater of zero; and the Contribution Average on the corresponding Variable Coupon Observation Date.

Annual Contributions

Unless otherwise specified in the relevant pricing supplement, with respect to each Basket Fund on each Variable Coupon Observation Date, an amount equal to the Basket Fund Return for such Basket Fund, provided that:

•	the Annual Contribution will be the Maximum Annual Contribution if the Basket Fund Return for such Basket Fund is greater than the Maximum Annual Contribution and

•	the Annual Contribution will be the Minimum Annual Contribution if the Basket Fund Return for such Basket Fund is less than the Minimum Annual Contribution.

The Basket Fund Return, with respect to each Basket Fund, on each Variable Coupon Observation Date, is calculated as:

Basket Fund Return	=	Final Annual Share Price – Initial Share Price Initial Share Price

where the Final Annual Share Price is determined as of the relevant Variable Coupon Observation Date, subject to postponement as discussed below.

Postponement of Variable Coupon Observation Dates. The calculation agent will take into account Market Disruption Events and non-Trading Days in the calculation of the Final Annual Share Price as follows:

If a note is issued with a term (from but excluding the settlement date to and including the Maturity Date each as specified in the relevant pricing supplement) of one year or less, the provisions which follow will apply but the final Variable Coupon Payment Date and the Maturity Date will not adjust so that the time from the settlement date to the final Variable Coupon Payment Date or the Maturity Date is greater than one year.

Subject to the paragraph below, if:

(a)	a Variable Coupon Observation Date is not a Trading Day with respect to any Basket Fund; or

(b)	a Market Disruption Event for any Basket Fund occurs or is continuing on a Variable Coupon Observation Date,

then the applicable Variable Coupon Observation Date for the applicable Basket Fund will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for such Basket Fund occurs or is continuing. The Variable Coupon Observation Date will not be postponed later than the fifth scheduled Trading Day after such Variable Coupon Observation Date (the “Fifth Day”). For any Basket Fund not subject to disruption, the Final Annual Share Price will be determined as of the originally scheduled Variable Coupon Observation Date.

If:

(a) the Fifth Day is not a Trading Day for any Basket Fund; or

(b) a Market Disruption Event for any Basket Fund occurs or is continuing on the Fifth Day,

then the calculation agent will then calculate the Annual Contributions using:

(a) for Basket Funds not disrupted on the original Variable Coupon Observation Date, the Closing Price of such Basket Funds on the original Variable Coupon Observation Date;

(b) for Basket Funds disrupted on the original Variable Coupon Observation Date but not disrupted on the Fifth Day, the Closing Price of such Basket Funds on the first Trading Day after the original Variable Coupon Observation Date on which no Market Disruption Event occurred or was continuing; and

(c) for Basket Funds disrupted from the original Variable Coupon Observation Date through the Fifth Day, the Closing Price of the Basket Fund will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Consequences for Adjustments to Payment Dates

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such scheduled Maturity Date. If, due to a Market Disruption Event or otherwise, the final Variable Coupon Observation Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following such Variable Coupon Observation Date, as postponed, unless otherwise specified in the relevant pricing supplement.

If any Coupon Payment Date is not a Business Day, the applicable Coupon Payment will be made on the succeeding Business Day, and no additional interest will accrue in respect of any delay in the Coupon Payment.

Calculation Agent and Calculations

The calculation agent for the securities will be Deutsche Bank AG. As calculation agent, Deutsche Bank AG will determine Initial Share Prices, Closing Prices, Final Annual Share Prices, Annual Contributions, Basket Fund Returns, Contribution Averages, Variable Coupon Payment Percentages, and any payment on each Coupon Payment Date.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity and on each Coupon Payment Date, if any, will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per Principal Amount at maturity and on each Coupon Payment Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate Principal Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests, as an owner of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the Initial Share Prices, Closing Prices, Final Annual Share Prices, Annual Contributions, Basket Fund Returns, Contribution Averages, Variable Coupon Payment Percentages, and any payment due on a Coupon Payment Date or whether a Market Disruption Event has occurred. See the definition of Market Disruption Event above. Deutsche Bank AG is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Anti-dilution Adjustments

The Fund Adjustment Factor, the Initial Share Price and Final Annual Share Price for each Basket Fund is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Fund Adjustment Factor will be required unless such Fund Adjustment Factor adjustment would require a change of at least 0.1% of such Fund Adjustment Factor then in effect. A Fund Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Fund Adjustment Factor for any Basket Fund after the close of business on the Business Day immediately preceding each Variable Coupon Observation Date.

No adjustments to the Fund Adjustment Factor for any Basket Fund will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of a Basket Fund on any trading day during the term of the notes.

If an event requiring anti-dilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the notes that results solely from that event. The calculation agent may, in its sole discretion, modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the share delivery amount and the trigger price of the underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if, in the calculation agent’s sole discretion, any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying Basket Fund or any successor Basket Fund. Notwithstanding the foregoing, if the Basket Fund Return of any Basket Fund has equaled or exceeded the Maximum Annual Contribution on any Variable Coupon Observation Date, no further adjustment will be made in respect of such Basket Fund and the Annual Contribution of such Basket Fund will equal the Maximum Annual Contribution on each subsequent Variable Coupon Observation Date.

Deutsche Bank AG, London Branch, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Fund Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

Share Splits and Reverse Share Splits

If the shares of a Basket Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)

the number of shares which a holder of one share of a Basket Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket Fund is subject to a share dividend, i.e., an issuance of additional shares of a Basket Fund that is given ratably to all or substantially all holders of shares of a Basket Fund, then, once the dividend or distribution has become effective and the shares of a Basket Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of a Basket Fund.

Non-cash Distributions

If a Basket Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of a Basket Fund to all or substantially all holders of shares of a Basket Fund (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of a Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)

a fraction, the numerator of which is the Current Market Price of one share of a Basket Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price“ of the shares of a Basket Fund means the arithmetic average of the closing prices of one share of a Basket Fund for the five Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date“ means the first Trading Day on which transactions in the shares of a Basket Fund trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of a Basket Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for a Basket Fund by an amount equal to at least 10% of the closing price of a share of the Basket Fund on the first Trading Day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)

a fraction, the numerator of which is the Closing Price of a Basket Fund on the Trading Day before the ex-dividend date and the denominator of which is the amount by which that Closing Price exceeds the extraordinary dividend amount.

Discontinuance of the Basket Fund and/or its Tracked Index; Alteration of

Method of Calculation

If a Basket Fund is liquidated or otherwise terminated (a “Liquidation Event”), then the provisions of this section will apply. In the case of a Basket Fund that does not seek to track an index, the Liquidation Event provisions will be specified in the relevant pricing supplement. In the case of a Basket Fund that seeks to track an index (the “Tracked Index”), any price of the Basket Fund required for the purposes of the notes will be determined by the calculation agent and will be deemed to equal the product of (i) the closing level of the Tracked Index (or any successor index to the Tracked Index, as described below) on any Relevant Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the Basket Fund and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a closing price of the Basket Fund was available.

If the sponsor of the Tracked Index discontinues publication of the Tracked Index and the sponsor or another entity publishes a successor or substitute index that the Issuer, as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent closing price following a Liquidation Event will be determined by reference to the published value of such Successor Tracked Index at the regular weekday close of trading on any Trading Day on which the closing price is relevant to the payment at maturity.

Upon any selection by the calculation agent of a Successor Tracked Index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the security, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of the Tracked Index discontinues publication of the Tracked Index prior to, and such discontinuance is continuing on, the Relevant Date following a Liquidation Event and the Issuer, as the calculation agent, determines, in its sole discretion, that no Successor Tracked

Index is available at such time, then the calculation agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the calculation agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the Relevant Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Tracked Index may adversely affect the value of the notes.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to the notes.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per Principal Amount upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Principal Amount as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Variable Coupon Observation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt notes is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the relevant pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies only to an investor who purchases notes at their original issuance for the Issue Price and holds those notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the notes as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their notes are sold or retired.

In addition, we will not attempt to ascertain whether any Basket Fund would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any Basket Fund were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the Securities and Exchange Commission or the equivalent governmental authority by the Basket Funds and consult your tax adviser regarding the possible consequences to you if a Basket Fund is or becomes a PFIC or a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a term of one year or less

The following discussion applies only to notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding).

The notes will be treated as short-term debt instruments. No statutory, judicial or administrative authority directly addresses the treatment of such notes or similar instruments for U.S. federal income tax purposes, and no ruling will be requested from the IRS. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are unclear.

Coupon Payments on the notes, if any, will be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your method of accounting for federal income tax purposes. If you are a cash-method taxpayer, you generally will not be required to recognize income with respect to the notes prior to maturity, other than with respect to receipt of Coupon Payments, if any, or pursuant to a sale or exchange of the notes. If you are an accrual-method taxpayer (or a cash-method taxpayer who elects to accrue income on the notes currently), you will be subject to rules that generally require accrual of income on short-term debt instruments on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. However, because the amounts of variable Coupon Payments, if any, are not fixed until the end of each accrual period, it is not clear whether accruals should be determined prior to the time the amount of each variable Coupon Payment is fixed (and if so, how such accruals should be determined). You should consult your tax adviser regarding the amount and timing of any accruals.

Upon a sale, exchange or retirement of a note, you will recognize gain or loss equal to the difference between the amount received and your basis in the note. Your basis in the note should equal the amount paid to acquire the note increased, if you accrue income on the note currently, by any previously accrued but unpaid income. The amount of any resulting loss will be treated as a short-term capital loss, the deductibility of which is subject to limitations. The excess of the amount received at maturity over your basis in the note should be treated as ordinary income. It is not clear whether or to what extent gain recognized upon a sale or exchange prior to maturity should be treated as capital gain or ordinary income. You should consult your tax adviser regarding this issue.

If you are a cash-method taxpayer and you do not make the election to accrue interest currently, you may be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes.

Notes with a term of more than one year

The following discussion applies only to notes with a term of more than one year.

Unless otherwise specified in the applicable pricing supplement, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment.

In general, the notes will be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income in each year the OID on the notes, with certain adjustments to reflect the difference, if any, between the actual and projected amounts of the contingent payments on the notes, as described below. We are required to determine a “comparable yield” for the notes. The “comparable yield” generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a payment or series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

Unless otherwise specified in the applicable pricing supplement, you may obtain the comparable yield and projected payment schedule by submitting a written request to our representative, whose name or title and address and/or telephone number we will provide in the applicable pricing supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, of contingent coupon payments on the notes.

For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule determined by us to calculate your interest accruals and any adjustments thereto in respect of the notes, unless you timely disclose and justify the use of other estimates to the IRS.

Accordingly, you will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of the notes, that equals the product of (i) the adjusted issue price of the notes (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the notes, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that you held the notes divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a note is its “issue price” (which we assume will be the Issue Price) increased by any interest income previously accrued (without regard to any positive or negative adjustments, as described below), and decreased by the projected amounts of all prior scheduled payments with respect to the note, if any (without regard to the actual amounts paid). Regardless of your accounting method, you will be required to accrue OID on the notes as interest income at the comparable yield, with adjustments described below to reflect the difference, if any, between the actual and projected amounts of the payments on the notes.

You will be required to recognize additional interest income equal to the amount of any net positive adjustment, i.e., the excess of actual variable Coupon Payments over projected variable Coupon Payments in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected variable Coupon Payments over actual variable Coupon Payments in respect of a note for a taxable year:

•	will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and

•	to the extent of any excess, will give rise to an ordinary loss equal to the excess of:

•	the amount of all previous interest inclusions under the note over

•	the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon a sale, exchange or retirement of a note prior to the scheduled maturity, you generally will recognize taxable gain or loss equal to the difference between the amount you receive and your basis in the note. (At the scheduled maturity, you will be treated as receiving the projected payment due, and any difference between the amount received and the projected payment will be treated as a positive or negative adjustment, as described above.) Your basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (without regard to any positive or negative adjustments, as described above) and decreased by the projected amounts of all prior scheduled payments with respect to the note (without regard to the actual amounts paid). Any income will be treated as interest income and any loss will be treated first as ordinary loss, to the extent of previous interest inclusions less prior net negative adjustments that you took into account as ordinary loss, and then as capital loss.

Losses on a sale or exchange or at maturity are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to other limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Special rules may apply if the amounts of all of the remaining payments on the notes become fixed. For this purpose, a payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected amounts of the contingent payments and the fixed amounts thereof in a reasonable manner over the period to which the differences relate. In addition, you would be required to make adjustments to, among other things, your accrual periods and your basis in the notes. The character of any gain or loss on a sale or exchange of your notes also would be affected. You should consult your tax adviser concerning the application of these rules.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust.

Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax, including withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) such amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income from the notes is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Interest or OID paid or accrued on the notes prior to maturity, if any, and the amount received from a sale, exchange or retirement of the notes generally will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original Issue Price of the notes includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes (which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs) and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Basket Funds or instruments whose value is derived from the Basket Funds. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially affect the levels of the Basket Funds as well as the Initial Share Price or Final Annual Share Price, which could affect your coupon, if any, on the notes on Variable Coupon Payment Dates. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Funds or instruments whose value is derived from the Basket Funds. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket Funds or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No notes holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to a Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for any offering in which DBSI participates will comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

THE BASKET FUNDS

In the relevant pricing supplement we will provide summary information regarding the Basket Funds based on publicly available documents. We have not participated in the preparation of, or verified, such publicly available information.

Companies with securities registered under the Exchange Act and the Investment Company Act of 1940, as amended, are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and copies of such materials can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information regarding the Basket Funds and the stocks underlying the Basket Funds may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This product supplement and the relevant pricing supplement relate only to the notes offered thereby and do not relate to the Basket Funds. We have derived any and all disclosures contained in this product supplement and the relevant pricing supplement regarding the Basket Funds from the publicly available documents described above. In connection with the offering of the notes, we have not participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Funds. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Funds (and therefore the Fund Adjustment Factor) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Funds could affect the Payment at Maturity with respect to the notes and, therefore, the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Funds.

We or our affiliates may currently or from time to time engage in business with the issuers of the Basket Funds and the issuers of the stocks underlying the Basket Funds, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Basket Funds and the stocks underlying the Basket Funds, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the Basket Funds and the stocks underlying the Basket Funds. As a prospective purchaser of a note, you should undertake an independent investigation of the Basket Funds or their issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Risk Factors” above.